As filed with the Securities and Exchange Commission on January 4, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOC TELEMED, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	84-3131208
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1768 Business Center Drive, Suite 100

Reston, Virginia 20190

(Address of Principal Executive Offices) (Zip Code)

SOC Telemed, Inc. 2020 Equity Incentive Plan

SOC Telemed, Inc. 2020 Employee Stock Purchase Plan

Specialists On Call, Inc. 2014 Equity Incentive Plan

(Full Title of the Plan)

John W. Kalix

Chief Executive Officer

1768 Business Center Drive, Suite 100

Reston, Virginia 20190

(Name and Address of Agent for Service)

(866) 483-9690

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Eunice J. Kim General Counsel 1768 Business Center Drive, Suite 100 Reston, Virginia 20190 Telephone: (866) 483-9690	William L. Hughes, Esq. Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, California 94105 Tel: (415) 773-5700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A common stock, par value $0.0001 per share
—SOC Telemed, Inc. 2020 Equity Incentive Plan	13,545,315	(2)	$7.76	(3)	$105,111,640.52	(3)	$11,467.68
—SOC Telemed, Inc. 2020 Employee Stock Purchase Plan	1,764,916	(4)	$6.596	(5)	$11,641,385.94	(5)	$1,270.08
—Specialists On Call, Inc. 2014 Equity Incentive Plan (options)	1,842,468	(6)	$3.05	(7)	$5,619,527.40	(7)	$613.09
Total	17,152,699				$122,372,553.86		$13,350.85

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of Class A common stock (“Class A common stock”) of SOC Telemed, Inc. (the “Registrant”) that become issuable under the SOC Telemed, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), the SOC Telemed, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”) and the Specialists On Call, Inc. 2014 Equity Incentive Plan (the “2014 Plan” and, together with the 2020 Plan and the ESPP, the “Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents shares of Class A common stock reserved for issuance as awards under the 2020 Plan. The number of shares reserved for issuance under the 2020 Plan will be automatically increased on the first day of each fiscal year, beginning with the 2021 fiscal year, by a number of shares equal to the lesser of (i) 5% of the outstanding shares on the last day of the immediately preceding fiscal year and (ii) such number of shares as determined by the Registrant’s board of directors (the “Board”). The number of shares represented includes 3,838,275 additional shares of Class A common stock reserved for issuance resulting from the automatic annual increase on January 1, 2021. To the extent that awards outstanding under the 2014 Plan as of the date of this Registration Statement are forfeited, cancelled, surrendered or terminated without issuance of shares, the shares of Class A common stock subject to such awards will be available for future issuance under the 2020 Plan. See footnote 6 below.

(3)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Class A common stock on December 31, 2020, as reported on The Nasdaq Stock Market LLC.

(4)	Represents shares of Class A common stock reserved for issuance under the ESPP. The number of shares reserved for issuance under the ESPP will be automatically increased on the first day of each fiscal year, beginning with the 2021 fiscal year and ending on (and including) the first day of the 2031 fiscal year, in an amount equal to the lesser of (i) 1% of the total number of shares of Class A common stock outstanding on the last day of the calendar month prior to the date of such automatic increase and (ii) such number of shares as determined by the Board. No additional shares of Class A common stock became available for issuance pursuant to such provision on January 1, 2021.

(5)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of the average of the high and low prices of the Class A common stock on December 31, 2020, as reported on The Nasdaq Stock Market LLC. Pursuant to the ESPP, the purchase price of Class A common stock will be at least 85% of the lower of the fair market value of the Class A common stock on the first trading day of the offering period or on the applicable purchase date.

(6)	Represents shares of Class A common stock subject to issuance upon the exercise of stock options previously granted under the 2014 Plan, as assumed by the Registrant on October 30, 2020, pursuant to the Agreement and Plan of Merger dated as of July 29, 2020 (the “Merger Agreement”), by and among Healthcare Merger Corp. (“HCMC”), our predecessor company, Sabre Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of HCMC, Sabre Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of HCMC, and Specialists On Call, Inc. Any shares of Class A common stock that are subject to outstanding options under the 2014 Plan that expire, are forfeited or lapse unexercised and would otherwise have been returned to the share reserve under the 2014 Plan will be available for issuance under the 2020 Plan. See footnote 2 above.

(7)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price per share and aggregate offering price are based upon the weighted-average exercise price per share of the outstanding stock options under the 2014 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 25, 2020;

(b)	The Registrant’s prospectus dated December 8, 2020, filed with the Commission on December 10, 2020, pursuant to Rule 424(b) of the Securities Act, relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-251042), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed, as such prospectus may be supplemented or amended;

(c)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, filed with the Commission on May 8, 2020, August 14, 2020, and November 16, 2020, respectively;

(d)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 24, 2020, July 29, 2020 (excluding Item 7.01 and Exhibits 99.1, 99.2 and 99.3 of Item 9.01), October 23, 2020 (excluding Item 7.01 and Exhibit 99.1 of Item 9.01), October 26, 2020 (first of two reports filed on October 26, 2020), October 30, 2020 (with respect to Item 5.07 only), November 5, 2020 (as amended on November 16, 2020, and November 20, 2020), and December 14, 2020 (excluding Item 7.01 and Exhibit 99.1 of Item 9.01);

(e)	The description of the Registrant’s Class A common stock contained in the registration statement on Form 8-A (File No. 001-39160) filed with the Commission on December 11, 2019, including any amendments or reports filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 of Form 8-K and any exhibits furnished on such form that relate to such items and any certification required by 18 U.S.C. § 1350), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated certificate of incorporation and amended and restated by-laws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant has entered into, and expects to continue to enter into, indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.

The Registrant also maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement.

Exhibit No.	Description of Exhibit
4.1	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 5, 2020).
4.2	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on November 5, 2020).
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.
23.1	Consent of Marcum LLP, independent registered public accounting firm of Healthcare Merger Corp.
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Specialists On Call, Inc.
23.3	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature page to this Registration Statement).
99.1	SOC Telemed, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K, filed with the SEC on November 5, 2020).
99.1.1	Form of Stock Option Award Agreement under the SOC Telemed, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.5.1 to the Company’s Registration Statement on Form S-4 (Registration No. 333-248097), filed with the SEC on October 9, 2020).
99.1.2	Form of Restricted Stock Unit Award Agreement under the SOC Telemed, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.5.2 to the Company’s Registration Statement on Form S-4 (Registration No. 333-248097), filed with the SEC on October 9, 2020).
99.2	SOC Telemed, Inc. 2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K, filed with the SEC on November 5, 2020).
99.3	Specialists On Call, Inc. 2014 Equity Incentive Plan, as amended, and related form of option agreement (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K, filed with the SEC on November 5, 2020).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on January 4, 2021.

SOC TELEMED, INC.

By:	/s/ John W. Kalix
Name: John W. Kalix
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John W. Kalix, Hai Tran and Eunice Kim, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in one or more counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John W. Kalix	Chief Executive Officer and Director	January 4, 2021
John W. Kalix	(Principal Executive Officer)

/s/ Christopher K. Knibb	Chief Financial Officer	January 4, 2021
Christopher K. Knibb	(Principal Financial and Accounting Officer)

/s/ Steven J. Shulman	Director	January 4, 2021
Steven J. Shulman

/s/ Barbara P. Byrne	Director	January 4, 2021
Barbara P. Byrne

/s/ Thomas J. Carella	Director	January 4, 2021
Thomas J. Carella

/s/ Joseph P. Greskoviak	Director	January 4, 2021
Joseph P. Greskoviak

/s/ Amr Kronfol	Director	January 4, 2021
Amr Kronfol

/s/ Anne M. McGeorge	Director	January 4, 2021
Anne M. McGeorge

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